EXHIBIT 10.14.3

SECOND AMENDMENT
TO THE AGREEMENT OF
LIMITED PARTNERSHIP OF
PARNASSOS COMMUNICATIONS. L.P.

        This Second Amendment (this "Amendment") to the Agreement of Limited Partnership (as amended, supplemented or otherwise modified from time to time, the "Agreement"), dated as of December 30, 1998, of Parnassos Communications, LP. (the "Partnership"), by and among Adelphia Western New York Holdings, L.L.C. and Montgomery Cablevision Inc. (collectively, "Adelphia") and TCI Adelphia Holdings, LLC ("TCI") is made and entered into as of September 30, 2004. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Agreement.

        WHEREAS, Adelphia and TCI desire to amend certain sections of the Agreement.

        NOW, THEREFORE, for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE 1
AMENDMENT

        The Agreement is hereby amended as follows:

        1.1   Section 7.9.1 of the Agreement shall be deleted in its entirety and shall be replaced by the following provision:

          "7.9.1    Appointment of Independent Advisor / TCI Advisor.

            (a)   Effective as of May 21, 2003, David Van Valkenburg shall be terminated as Independent Advisor, and the Partnership is authorized and directed to take any and all actions necessary to effect such termination.

            (b)   In addition to any other rights that TCI may have under this Agreement and applicable law, TCI may designate from time to time an advisor to TCI (the "TCI Advisor") pursuant to this Section 7.9.1. The TCI Advisor shall be retained by TCI and shall be an advisor solely to TCI and not to the Partnership or any other partner of the Partnership. The TCI Advisor shall take directions solely from TCI and not the Partnership and its other partners. The costs and expenses of the TCI Advisor shall be paid solely by TCI and neither the Partnership nor any other partner shall have any liability for any costs or expenses of the TCI Advisor.

            (c)   If, but only if, any member of the Parnassos Group (except for TCI) shall fail to comply with the terms of Sections 7.13.1 and 7.13.2 of this Agreement, and such member shall not have remedied such failure to comply with such terms within twenty business days after receipt of written notice thereof from TCI (a "Triggering Event"), then, in addition to any other rights that TCI may have under this Agreement and applicable law, TCI shall have the right in its sole discretion to require that the Partnership retain an independent advisor (the "Independent Advisor"), for a period ending on the later of one year following the cure of the Triggering Event or one year from the date of the retention of the Independent Advisor (the "iA Period"). The Independent Advisor shall be a third party reasonably satisfactory to both Adelphia and TCI with a national reputation in the cable industry. During the IA Period, Adelphia and TCI shall take all actions as may be required to effectuate the employment of the Independent Advisor. If during the IA Period, an Independent Advisor is removed pursuant to Section 7.9.6 or is unable to continue to serve as the Independent Advisor, then Adelphia and TCI shall select a third party reasonably satisfactory to both with a national reputation in the cable industry to serve as the Independent Advisor. Notwithstanding anything otherwise to the contrary, Section 7.9.2, Section 7.9.3 and Section 7.9.4 of this Agreement shall only apply during the IA Period."

        1.2   Section 7.11 of the Agreement shall be amended by deleting the existing Section 7.11 in its entirety and replacing it with the following:

          "7.11    Board of Representative Quarterly Meetings.    The Board of Representatives shall hold meetings not less frequently than once each quarter, or at periods otherwise mutually agreed by the Board of Representatives, provided, however,that at the request of TCI, the Board of Representatives shall hold meetings not less frequently than once each month. At such meetings, the Board of Representatives will discuss the financial condition, results of operations and business of the Parnassos Group. Such meetings shall include a comparison of actual results to the operating budget described in connection with Section 7.12 below. If an Independent Advisor shall be serving at the time of any such meeting, the Independent Advisor shall be invited to attend. Nothing herein shall supplant or otherwise affect a Representative's right to call a Special Meeting in accordance with the provisions of Section 7.3."

        1.3   Section 7 of the Agreement shall be amended by adding the following provisions in a new Section 7.13 as indicated:

          "7.13    TCI Advisor.

            7.13.1    Cooperation.    Adelphia shall cooperate with the TCI Advisor in connection with the TCI Advisor's review of such aspects of the operation, business and management of the Parnassos Group as to which TCI may be entitled to information from time to time. Without limiting the generality of the foregoing, and without limiting the rights of TCI to receive information required to be delivered to TCI under applicable law or this Agreement, Adelphia shall provide the TCI Advisor access to such information as shall be reasonably requested by TCI or the TCI Advisor relating to their review of the following:

                (i)  the operations and finances of the Parnassos Group;

               (ii)  the operating and capital budgets, plans and projections of the Parnassos Group;

              (iii)  employment decisions of the Parnassos Group (including without limitation, the hiring and firing of employees, including management, and the implementation of employee retention plans);

              (iv)  any operational restructuring of any member of the Parnassos Group;

               (v)  strategic plarming;

              (vi)  contract assumption, rejection or termination;.

             (vii)  capital expenditures;

            (viii)  asset disposition or acquisition;

              (ix)  business combinations;

               (x)  the matters described in Section 7.10.1 above; and

              (xi)  any and all other decisions concerning the business, operations and finances of the Parnassos Group.

            7.13.2    Information.    Without limiting the generality of its obligation to cooperate with the TCI Advisor set forth in Section 7.13.1 above, Ade1phia shall prepare and deliver to the TCI Advisor and to TCI a detailed schedule of all past, present or proposed (i) material transactions between the Parnassos Group, on the one hand, and ACC or any of its Subsidiaries or other Affiliates, on the other hand, and (ii) all expense allocations to the Parnassos Group from and after the filing of bankruptcy by the Partnership and all proposed future expense allocations to the Parnassos Group. In addition to the annual, quarterly and monthly financial statements and other information that the Parnassos Group is required to provide to TCI pursuant to the Agreement and any related agreements, Adelphia shall provide TCI and the TCI Advisor with draft copies of all material pleadings, proposals or agreements prepared by ACC or any of its Subsidiaries that relate to the Parnassos Group for submission to the court overseeing the Parnassos Group's Chapter 11 proceeding or any creditors or creditors' or equity committees or groups as much in advance of their submission to the court or such other persons or groups as practicable. Adelphia shall also provide TCI and the TCI Advisor with copies of all reports, notices, communications or information provided to (or received from) any lenders under a DIP facility, to ACC or its Subsidiaries or any creditors or creditors' or equity committees or groups or their advisors not later than the time such information is made available to (or received from) such persons, to the extent such information relates to or impacts the business or financial affairs of the Partnership.

            7.13.3    Confidentiality.    As a condition precedent to the Parnassos Group's obligation hereunder to provide information to the TCI Advisor, the TCI Advisor shall execute and deliver to the Partnership a confidentiality agreement in form and substance reasonably satisfactory to the Partnership.

            7.13.4    Replacement.    TCI may replace a TCI Advisor with another TCI Advisor from time to time at its sole discretion, whereupon the provisions of this Section 7.13 shall apply to any such new TCI Advisor.

ARTICLE 2
MISCELLANEOUS

        2.1    Governing Law.    This Amendment and the rights of the parties hereunder shall be governed by and interpreted in accordance with the law of the State of Delaware.

        2.2    Effectiveness of the Agreement.    This Amendment shall become effective upon (a) its execution by Adelphia and TCI and (b) the entry of an order or orders of the Bankruptcy Court in which Adelphia's Chapter 11 cases are pending (the "Bankruptcy Court") that approves the enforceability and binding effect of this Amendment. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Notwithstanding anything otherwise to the contrary, the Agreement, as amended, shall remain a pre-petition agreement of Adelphia and the Partnership and approval by the Bankruptcy Court of this Amendment shall not give rise lto the creation of administrative expense claims.

        2.3    Reservation of Rights.    Except as expressly set forth in Section 2.3 of the Amendment to the Agreement of Limited Partnership of Parnassos Communications, LP dated as of June 25, 2002, Adelphia and its Affiliates and TCI and its Affiliates reserve all rights under or in respect of the Parnassos Group, including all rights under the Bankruptcy Code (including the right to seek the appointment of a trustee or examiner) and under any of the agreements relating to the Parnassos Group. Notwithstanding anything otherwise to the contrary, nothing in this Second Amendment shall expand or limit the rights of TCI in connection with voting on, proposing or objecting to a plan of reorganization for any member of the Parnassos Group. Notwithstanding anything otherwise to the contrary, any and all past actions heretofore taken by Adelphia or TCI in furtherance of the implementation of Section 1.1, 1.2 and 1.3 of this Amendment, shall be, and hereby are, ratified, approved, and adopted.

        2.4    Court Approval.    TCI and Adelphia shall use their commercially reasonable best efforts to promptly obtain an order or orders of the Bankruptcy Court reasonably satisfactory in form and substance to TCI approving the enforceability and binding effect of this Amendment.

        2.5    Supercedes Other Agreements.    In the event that this Amendment conflicts with or contradicts any term or provision of the Management Agreement or any other agreement between any member of the Parnassos Group and ACC or any of its Subsidiaries or other Affiliates, the terms and provisions of this Amendment shall govern.

        2.6    Counterparts.    This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

[The following page is the signature page.]

        IN WITNESS WHEREOF, this Amendment to the Agreement of Limited Partnership of Parnassos Communications, L.P. has been executed and delivered by the duly authorized person of the undersigned.

ADELPHIA WESTERN NEW YORK HOLDINGS, L.L.C.
By:	ACC Operations, Inc. Member
By:	/s/ JAMES N. ZEREFOS
	Name:	James N. Zerefos
	Title:	Vice President
MONTGOMERY CABLEVISION, INC.
By:	/s/ JAMES N. ZEREFOS
	Name:	James N. Zerefos
	Title:	Vice President
TCI ADELPHIA HOLDINGS, LLC
By:	/s/ ROBERT S. PICK
	Name:	Robert S. Pick
	Title:	Senior Vice President